Exhibit 99.1

Juniata Valley Financial Corp. Announces Fourth Quarter 2021 Results

Mifflintown, PA, January 28, 2022 (GLOBE NEWSWIRE) --

Juniata Valley Financial Corp. (OTC Pink: JUVF) (“Juniata”), announced net income for the year ended December 31, 2021 of $6.6 million compared to net income of $5.6 million for the year ended December 31, 2020, an increase of 17.9%. Earnings per share, basic and diluted, for the year ended December 31, 2021 was $1.32 compared to basic and diluted earnings per share of $1.10 for the year ended December 31, 2020. For the three months ended December 31, 2021, net income was $1.3 million, compared to net income of $1.4 million for the three months ended December 31, 2020. Earnings per share, basic and diluted, was $0.27 for both the fourth quarters of 2021 and 2020.

President’s Message

President and Chief Executive Officer, Marcie A. Barber stated, “We are excited to report record earnings for 2021. Strong credit quality, coupled with recoveries from prior year charge-offs resulted in a loan loss provision credit. Our responsiveness to the business sector through the Paycheck Protection Program resulted in new client relationships. Additionally, our continued focus on digital delivery channels and products contributed to service fee income and deposit growth.”

Financial Results for the Year

Return on average assets for the year ended December 31, 2021 was 0.81%, an increase of 6.6%, compared to the return on average assets of 0.76% for the year ended December 31, 2020.  Return on average equity for the year ended December 31, 2021 was 8.97%, an increase of 21.7%, compared to the return on average equity of 7.37% for the year ended December 31, 2020.

Net interest income was $21.3 million during the year ended December 31, 2021 compared to $20.2 million for the same period in 2020, an increase of $1.1 million, or 5.4%. Average earning assets increased $81.1 million, or 11.9%, to $764.3 million, during the year ended December 31, 2021, compared to the same period in 2020. The increase in net interest income during 2021 over 2020 resulted predominantly from increases of $72.4 million, or 28.2%, in average investment securities and $10.0 million, or 2.4%, in average loans, with the increase in loans resulting from both organic loan growth and PPP loan funding. The yield on earning assets declined 34 basis points, to 3.21%, for the year ended December 31, 2021 compared to the prior year, while the cost to fund interest earning assets with interest bearing liabilities decreased 22 basis points, to 0.58%. During the year ended December 31, 2021, average interest-bearing liabilities increased by $55.5 million, or 11.0%, compared to the same 2020 period due to growth in interest-bearing deposits from deposits of government stimulus payments and the use of brokered deposits. The growth in deposits was partially offset by a decline in short- and long-term borrowings due to reductions in FRB advances and FHLB borrowings. Both the yields on earning assets and cost of funds were affected by the ongoing low interest rate environment that commenced with the 150 basis point decline in the prime rate and federal funds target range in March 2020. The net interest margin, on a fully tax equivalent basis, decreased from 3.00% during the year ended December 31, 2020 to 2.83% during the year ended December 31, 2021.

Juniata experienced favorable asset quality trends in 2021, including net recoveries of $183,000 on previously charged-off loans. Juniata continued to apply elevated qualitative risk factors to all loan segments in the loan portfolio in its allowance for loan loss analysis throughout 2021 due to the uncertainty of the economic environment, as well as the lingering effects and duration of the pandemic. However, because borrowers with loans previously placed in deferment due to the pandemic have shown the ability to continue making payments under contractual debt service, during 2021, management removed the additional reserve established on these loans. Due to the positive asset quality trends noted above and sustained performance of the loan portfolio, the analysis resulted in a provision credit of $769,000 in the year ended December 31, 2021 compared to a provision expense of $721,000 recorded in the year ended December 31, 2020.

Non-interest income was $5.2 million during the year ended December 31, 2021 compared to $5.3 million for the year ended December 31, 2020, a decline of 3.1%. Most significantly impacting the comparative year-end periods was an $834,000 decrease in the gain on sales and calls of securities for the year ended December 31, 2021 over the comparable 2020 period predominantly due to the execution of a balance sheet strategy in 2020 that produced security gains which were used to offset a prepayment penalty on the extinguishment of long-term debt. Partially offsetting this decline resulting from the balance sheet strategy were increases of $290,000 in debit card fee income, $204,000 in the change in value of equity securities and $143,000 in fees derived from loan-related activity during the year ended December 31, 2021 compared to the same 2020 period. Excluding net gains arising from the investment portfolio, non-interest income increased $464,000, or 10.3%, in the year ended December 31, 2021 compared to the year ended December 31, 2020.

Non-interest expense was $20.4 million during the year ended December 31, 2021 compared to $19.3 million during the year ended December 31, 2020, an increase of 5.6%. Most significantly impacting non-interest expense in the comparative year-end periods was an increase of $570,000 in employee compensation expense experienced in 2021 in comparison to 2020 as staffing levels returned to pre-pandemic levels; during 2020, some employees were furloughed. Additionally, data processing expense increased by $399,000 during the year ended December 31, 2021, compared to the same 2020 period, predominantly due to the expenses incurred from the launch of Juniata’s new online deposit account opening platform at the end of 2020, as well as other technology enhancements. Partially offsetting these increases in non-interest expense between the year-end periods was a $189,000 decline in equipment expense and a $64,000 gain on other real estate owned during the year ended December 31, 2021, as no comparable gains were recorded in the 2020 period.

The income tax provision increased by $334,000 during the year ended December 31, 2021, compared to the same period in 2020 resulting from higher taxable income in the 2021 period.

Financial Results for the Fourth Quarter

Annualized return on average assets for the three months ended December 31, 2021 was 0.65%, compared to 0.69% for the three months ended December 31, 2020. Annualized return on average equity for the three months ended December 31, 2021 was 7.42%, compared to 7.13% for the three months ended December 31, 2020.

Net interest income was $5.8 million for the fourth quarter of 2021 compared to $4.9 million for the fourth quarter of 2020. The yield on earning assets increased 14 basis points, to 3.35%, in the fourth quarter of 2021 compared to same period in 2020, while the cost to fund interest earning assets with interest bearing liabilities decreased 20 basis points, to 0.51%, over the same period. Average earning assets increased $45.1 million, or 6.2%, to $770.3 million, during the three months ended December 31, 2021, compared to the same period in 2020, predominantly due to an increase of $67.4 million, or 23.4%, in average investment securities. While average loan balances declined by 3.3% during the fourth quarter of 2021 compared to fourth quarter of 2020, the yield on loans increased by 48 basis points to 4.92% in 2021 primarily due to an increase in the amount of PPP loan fees amortized into earnings upon loan forgiveness, as well as the successful resolution of two impaired loan relationships during the quarter. During the three months ended December 31, 2021, average interest-bearing liabilities increased by $20.2 million, or 3.8%, compared to the comparable 2020 period, mainly due to growth in brokered and organic interest-bearing deposits, which were partially offset by debt repayment in the fourth quarter of 2021. The net interest margin, on a fully tax equivalent basis, increased from 2.72% during the three months ended December 31, 2020 to 3.02%, during the three months ended December 31, 2021.

Juniata recorded a loan loss provision credit of $233,000 in the fourth quarter of 2021 compared to a provision expense of $82,000 recorded in the fourth quarter of 2020, mainly due to favorable asset quality trends during the fourth quarter of 2021and the removal of the remaining additional reserve on loans previously placed on payment deferral due to the pandemic.

Non-interest income was $1.3 million in the fourth quarters of both 2021 and 2020. Most significantly impacting non-interest income in the comparative three month periods was an $83,000 increase in debit card fee income in the fourth quarter of 2021 compared to the fourth quarter of 2020. Partially offsetting this increase was a loss on sales of securities and a decline in the change in fair value of equity securities in the fourth quarter of 2021 compared to the equivalent 2020 period.

Non-interest expense for the three months ended December 31, 2021 was $6.0 million, an increase of 25.0%, compared to non-interest expense of $4.8 million recorded for the three months ended December 31, 2020. Most significantly impacting non-interest expense in the comparative three month periods was a $691,000 increase in long-term debt prepayment penalties due to the repayment of $15.0 million of higher cost long-term debt in the fourth quarter of 2021 to address pressure on the net interest margin, while no prepayment penalties were recorded in the comparable 2020 period. Also impacting the increase in non-interest expense in the fourth quarter of 2021 compared to the fourth quarter of 2020 were increases of $364,000 in employee compensation expense due to lower staffing levels in the 2020 period, as well as a $136,000 increase in taxes, other than income, due to an increase in Juniata’s PA shares tax expense triggered by the increase in Juniata’s assets. Excluding long-term debt prepayment penalties, non-interest expense increased $505,000, or 10.5%, in the three months ended December 31, 2021 compared to the same period of 2020.

An income tax benefit of $18,000 was recorded in the fourth quarter of 2021, compared to an income tax benefit of $6,000 recorded in the fourth quarter of 2020.

Financial Condition

Total assets as of December 31, 2021 were $810.5 million, an increase of $16.8 million, or 2.1%, compared to total assets of $793.7 million at December 31, 2020. During this period, debt securities available for sale increased by $49.0 million, or 17.1%, as excess cash balances were deployed to purchase additional investment securities and to prepay higher-cost FHLB long-term debt. As a result of these actions, cash and cash equivalents decreased by $28.1 million, or 67.5%. Additionally, total loans decreased by $3.8 million, or 0.9%, between year-end periods due to the forgiveness of PPP loans. As of December 31, 2021, 194 PPP loans with an aggregate balance of $10.1 million remained outstanding, which is a decrease of $18.6 million compared to December 31, 2020. Deposits increased by $85.6 million, or 13.7%, as of December 31, 2021 compared to December 31, 2020, which funded asset growth in 2021 and provided funds to repay the FRB advances, as well as short-term FHLB borrowings and long-term debt.

Subsequent Event

On January 18, 2022, the Board of Directors declared a cash dividend of $0.22 per share to shareholders of record on February 15, 2022, payable on March 1, 2022.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission. Accordingly, the financial information in this release is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with nineteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through the Pink Open Market under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this forward-looking information. Many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether because of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the Securities and Exchange Commission. The Annual Report on Form 10-K for the year ended December 31, 2021 will update this disclosure.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	(Unaudited)
	December 31, 2021	December 31, 2020
ASSETS
Cash and due from banks	$12,928	$11,868
Interest bearing deposits with banks	598	19,753
Federal funds sold	—	10,000
Cash and cash equivalents	13,526	41,621

Interest bearing time deposits with banks	735	735
Equity securities	1,124	1,091
Debt securities available for sale	335,424	286,415
Restricted investment in bank stock	2,116	3,423
Total loans	418,303	422,661
Less: Allowance for loan losses	(3,508)	(4,094)
Total loans, net of allowance for loan losses	414,795	418,567
Premises and equipment, net	8,371	8,808
Other real estate owned	87	—
Bank owned life insurance and annuities	16,852	16,568
Investment in low income housing partnerships	2,306	3,105
Core deposit and other intangible assets	175	241
Goodwill	9,047	9,047
Mortgage servicing rights	120	158
Accrued interest receivable and other assets	5,840	3,939
Total assets	$810,518	$793,718
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$182,022	$168,115
Interest bearing	526,425	454,751
Total deposits	708,447	622,866

Short-term borrowings and repurchase agreements	4,227	24,750
Federal Reserve Bank ("FRB") advances	—	27,955
Long-term debt	20,000	35,000
Other interest bearing liabilities	1,568	1,584
Accrued interest payable and other liabilities	4,986	4,966
Total liabilities	739,228	717,121
Commitments and contingent liabilities
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share: Authorized 20,000,000 shares; Issued - 5,151,279 shares at December 31, 2021 and December 31, 2020; Outstanding - 4,988,542 shares at December 31, 2021 and 5,025,441 shares at December 31, 2020	5,151	5,151
Surplus	25,008	25,011
Retained earnings	47,298	45,096
Accumulated other comprehensive (loss) income	(3,365)	3,518
Cost of common stock in Treasury: 162,737 shares at December 31, 2021; 125,838 shares at December 31, 2020	(2,802)	(2,179)
Total stockholders' equity	71,290	76,597
Total liabilities and stockholders' equity	$810,518	$793,718

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income

	Three Months Ended		Year Ended
(Dollars in thousands, except share and per share data)	December 31,		December 31,
	2021	2020	2021	2020
Interest income:	(Unaudited)		(Unaudited)
Loans, including fees	$5,091	$4,742	$19,462	$19,249
Taxable securities	1,369	1,071	4,912	4,813
Tax-exempt securities	42	37	154	142
Other interest income	6	6	25	79
Total interest income	6,508	5,856	24,553	24,283
Interest expense:
Deposits	501	676	2,272	2,946
Short-term borrowings and repurchase agreements	20	34	90	68
FRB advances	—	26	18	61
Long-term debt	191	217	832	946
Other interest bearing liabilities	1	2	6	16
Total interest expense	713	955	3,218	4,037
Net interest income	5,795	4,901	21,335	20,246
Provision for loan losses	(233)	82	(769)	721
Net interest income after provision for loan losses	6,028	4,819	22,104	19,525
Non-interest income:
Customer service fees	362	346	1,355	1,376
Debit card fee income	468	385	1,755	1,465
Earnings on bank-owned life insurance and annuities	60	62	246	263
Trust fees	107	106	445	408
Commissions from sales of non-deposit products	97	93	368	306
Fees derived from loan activity	108	114	441	298
Mortgage banking income	15	13	41	54
Gain (loss) on sales and calls of securities	(37)	10	21	855
Change in value of equity securities	12	99	151	(53)
Other non-interest income	82	91	331	348
Total non-interest income	1,274	1,319	5,154	5,320
Non-interest expense:
Employee compensation expense	2,238	1,874	8,414	7,844
Employee benefits	564	584	2,286	2,331
Occupancy	324	306	1,259	1,175
Equipment	178	226	743	932
Data processing expense	728	630	2,693	2,294
Professional fees	232	153	841	715
Taxes, other than income	260	124	574	502
FDIC Insurance premiums	79	114	310	232
Gain on other real estate owned	(15)	—	(64)	—
Amortization of intangible assets	17	20	66	77
Amortization of investment in low-income housing partnerships	199	199	799	799
Long-term debt prepayment penalty	691	—	691	524
Other non-interest expense	492	561	1,758	1,868
Total non-interest expense	5,987	4,791	20,370	19,293
Income before income taxes	1,315	1,347	6,888	5,552
Income tax provision (benefit)	(18)	(6)	284	(50)
Net income	$1,333	$1,353	$6,604	$5,602
Earnings per share
Basic	$0.27	$0.27	$1.32	$1.10
Diluted	$0.27	$0.27	$1.32	$1.10

JoAnn McMinn

Email: joann.mcminn@jvbonline.com

Phone: (717) 436-3206